EXHIBIT 99.1
                                                                  ------------




                                  NEWS RELEASE

Press Contacts:
Mariam Azzam                                       Tony Taddei
GlobespanVirata, Inc.                              GlobespanVirata, Inc.
Headquarters - Red Bank, NJ                        Headquarters - Red Bank, NJ
+1-732-345-6018                                    +1-732-345-6198
mazz@globespanvirata.com                           ttaddei@globespanvirata.com
------------------------                           ---------------------------

                     GlobespanVirata Announces Board Changes

             --Technology Company Operating Executives Join Board--


         Red Bank, New Jersey - September 12, 2003 - GlobespanVirata, Inc. (NASDAQ: GSPN), a leading provider of broadband communications solutions for consumer, enterprise, personal computer and service provider markets, today announced that it has added three new members to its board of directors and has accepted resignations from two of its directors.

         The addition of three senior operating executives from leading technology companies follows GlobespanVirata's recently completed acquisition of Intersil's Wireless Networking Products Group, which complements the company's DSL business and diversifies its target markets. Dr. Bami Bastani, Steven J. Bilodeau and Garry K. McGuire have joined GlobespanVirata's board. Mr. McGuire will also serve as a member of the board's audit committee. Dr. Bami Bastani is President and CEO of Anadigics, Inc., a Warren, New Jersey based company that designs and manufactures radio frequency integrated circuit solutions for broadband and wireless communications markets. Steven J. Bilodeau is Chairman, President and CEO of Standard Microsystems Corporation, a Hauppauge, New York based company that provides connectivity solutions for high-speed communication and computing applications. Garry K. McGuire is Chief Financial Officer and Senior Vice President Corporate Development of Avaya Inc., a Basking Ridge, New Jersey based company that is a leading global provider of communications networks and services for businesses.

         "We are very pleased to welcome Bami, Steve and Garry to GlobespanVirata's board of directors," said Armando Geday, the company's President and CEO. "I look forward to the contributions of these three seasoned executives, who are knowledgeable and experienced in the management of fast-paced technology businesses like GlobespanVirata's. Their guidance and extensive strategic and operating experience will be of great value as we continue to position our company for long-term growth and our medium-term annual revenue target of one billion dollars."

         The company also announced that it has accepted the resignations of James Coulter and Dr. Hermann Hauser. Mr. Geday stated, "On behalf of the board, I would like to extend our sincere thanks to Jim and Hermann for their valuable contributions and tremendous personal guidance in our growth strategy."

         These changes bring GlobespanVirata's total number of board members to eight. Other members of GlobespanVirata's board include Gary Bloom, CEO of Veritas Software; Dipanjan Deb, a partner of Francisco Partners; John Marren, a partner of Texas Pacific Group; Giuseppe Zocco, a partner of Index Ventures; and Armando Geday, President and CEO of GlobespanVirata. All of the current members, including the three new directors, will stand for election at the company's annual stockholder meeting, which is expected to be held in October.

About GlobespanVirata

         GlobespanVirata is a leading provider of broadband communications solutions for consumer, enterprise, personal computer and service provider markets. GlobespanVirata delivers complete system-level high-speed, cost-effective and flexible DSL and wireless networking chip sets, software and reference designs to leading global manufacturers of broadband access and wireless networking equipment. The company's products include broadband system-level solutions for modems, routers, residential gateways, and DSLAMs, as well as a wide variety of wireless networking chip sets and reference designs that are enabling a new generation of wireless connectivity in notebooks, PDAs, digital cameras, MP3 players and other handheld networking appliances.

         GlobespanVirata applies the industry's longest history in DSL and wireless networking development and deployment to offer unparalleled support to its more than 400 customers in bringing its proven broadband and wireless networking solutions to market. GlobespanVirata is headquartered at 100 Schulz Drive, Red Bank, New Jersey 07701 and can be reached at +1-732-345-7500 or at www.globespanvirata.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995.

         Except for historical information contained herein, this press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934 that involves significant risks and uncertainties, and is subject to the safe harbors created by this section. Actual events may differ materially from those projected in these forward-looking statements. Factors that might cause a difference include, but are not limited to, risks related to GlobespanVirata's ability to successfully integrate the Wireless Networking Products Group into its existing business, the synergies between the Wireless Networking Products Group and GlobespanVirata, GlobespanVirata's ability to sell and support the acquired WLAN products and to integrate employees from the Wireless Networking Products Group, the general slowdown in spending in the telecommunications industry, customer implementation plans, risks of price competition among DSL and WLAN chip set suppliers, risks of customer loss or decreases in purchases by significant customers, risks of dependence upon third-party suppliers, risks of integrating acquisitions, risks due to rapid changes in the market for DSL chip sets, market acceptance of new products, ability of leading equipment manufacturers to incorporate our products into successful products, ability of telecommunication service providers to market and sell DSL services, uncertainties concerning the continued impact of competitive products, risks due to limited protection of our intellectual property, uncertainties concerning continued service of our key employees, risks of operating in international markets and general market, economic, regulatory and business conditions. We refer you to the documents GlobespanVirata files from time to time with the Securities and Exchange Commission, in particular the most recent quarterly reports on Form 10-Q and annual reports on Form 10-K of GlobespanVirata.

                                      # # #